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                                                                    Exhibit 10.8


                  Master Executive Employment Agreement between
             AsiaInfo Holdings, Inc. and James Li dated May 30, 2003

Dear James:

This Master Executive Employment Agreement, dated as of May 30, 2003 (this "Agreement"), is made and entered into by and between you and AsiaInfo Holdings, Inc., a Delaware corporation (the "Company"). For purposes of this Master Agreement, "Group" means the Company and any direct or indirect subsidiaries of the Company.

1.       PURPOSE OF THIS AGREEMENT AND THE SUPPLEMENTARY AGREEMENTS

1.1. The purpose of this Agreement is to set forth certain principal terms and conditions that apply to all of the employment services you render to the Company and other members of the Group, either directly or pursuant to secondments or similar arrangements. Your employment shall also be governed from time to time by certain additional written agreements entered into between you and the Company or other members of the Group (hereinafter "Supplementary Agreements"), as well as the written policies of the Company and the Group. The term of your employment, along with your salary and benefits and the provisions relevant to the termination of your employment by you or the Group are set forth in the Supplementary Agreements. Any of the Supplementary Agreements may be terminated, modified or amended from time to time in accordance with their respective terms. In the event of any conflict between the terms of any such Supplementary Agreement and the terms hereof, the terms hereof shall govern.

1.2. Currently, the Supplementary Agreements in effect between you and the Company are as follows:

         (a) the letter agreement between you and the Company, dated February 1, 2000 (the "Letter Agreement");

         (b) the Labor Contract between AsiaInfo Technologies (China), Inc., a company organized under the laws of the People's Republic of China ("AsiaInfo Technologies") and you, dated July 14, 2000 (the "Labor Contract"); and

         (c) the Change of Control Agreement between you and the Company dated as of the date hereof.

2.       CONFIDENTIAL INFORMATION AND INVENTIONS

         You agree to comply strictly with the confidentiality and invention assignment provisions attached to this Agreement as Appendix I.

3.       NON-COMPETITION

3.1.     You acknowledge that:

         (a)   you possess skills that are special, unique or extraordinary;

         (b) the level of compensation and the provisions in the Supplementary Agreements for compensation are partly in consideration of and conditioned upon your not competing with the Group;

         (c) the provisions of this Clause 3 are essential to protect the business and goodwill of the Group.

3.2. You agree that during your employment with the Group, and for a period of six (6) months thereafter (the "Covenant Period") you will not render


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         services for any organization, or engage directly or indirectly in any other employment, business, or business related activity unless you receive the prior written approval of the Company's Board of Directors (the "Board") to hold such outside employment or engage in such business or activity. Such written approval will not be unreasonably withheld if such outside employment, business or activity would not in any way be competitive with the business or proposed business of the Group or otherwise conflict with or adversely affect in any way your performance of your employment obligations to the Group.

3.3. You agree that, during your employment, you shall devote substantially all your business efforts and time to the Group. You further agree that, during your employment, you will not actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that you may:

         (a) serve in any capacity with any professional, community, industry, civic, educational or charitable organization;

         (b) serve as a member of corporate boards or directors on which you currently serve and, with the consent of the Board (which consent shall not be unreasonably withheld or delayed), other corporate boards of directors; and

         (c) manage your personal investments and legal affairs so long as such activities do not materially interfere with the discharge of your duties to the Group.

3.4. You agree that during your employment and the Covenant Period, except as provided below, you will not:

         (a) accept employment with or render services or advice to any organization, or engage, directly or indirectly in any business that competes with the business of the Group in any province in the People's Republic of China (the "PRC") where the Group is physically located or in which it generates more than 5% of its China revenues, as well as all areas of Hong Kong, Macau and Taiwan;

         (b) become an owner of any company which provides products or services that are competitive with those offered or planned by the Group, including, but not limited to, companies offering system integration services or telecommunications infrastructure software products in the PRC, Hong Kong, Macau or Taiwan (the business activities referred to in this paragraph will hereinafter be referred to as the "Business"); or

         (c) directly or indirectly disrupt, damage or interfere with the operation or business of the Group by soliciting, recruiting, diverting, taking away or otherwise interfering with any customers or clients of the Group; or

         (d) directly or indirectly solicit or encourage any employee or consultant of the Group to terminate his or her employment or engagement, or to accept employment or an engagement with any other company.

3.5. Notwithstanding the foregoing, you may own, directly or indirectly, solely as an investment, up to, but not more than, one percent (1%) of any class of "publicly traded securities" of any company engaged in the Business. The term "publicly traded securities" shall mean securities that are traded on an internationally-recognized securities exchange.

3.6. If any restriction set forth in this Clause is found by a court or arbitrator to be unenforceable by reason of its extent, duration, geographical scope or for any other reason, then you agree, and hereby submit, to the reduction and limitation of such prohibition to such extent, duration, geographical scope or other provision as shall be deemed enforceable.

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3.7.     You acknowledge that irreparable harm will be suffered by the Company in the event of the breach by you of any of your obligations under this Agreement, and that the Company will be entitled, by reason of such breach or any threatened breach, to enforce by an injunction or decree of specific performance the obligations set forth in this Agreement, in addition to the Company's other rights. Any claims asserted by you against the Company shall not constitute a defense in any injunction action brought by the Company to obtain specific enforcement.

4.       ARBITRATION

4.1. You agree that any dispute or controversy arising out of or in any way concerning this Agreement or your employment with the Company or any other member of the Group, shall be submitted to a single arbitrator appointed by the Hong Kong International Arbitration Center. The arbitration shall be conducted in Hong Kong in accordance with the then applicable arbitration rules of the United Nations Commission on International Trade Law and the language used in the arbitral proceedings shall be English. The arbitration award shall be final, conclusive and binding on the parties to the arbitration. Judgement may be entered on the arbitration award in any court having jurisdiction. The Company and you shall each pay one-half of the costs and expenses of such arbitration, and each party shall separately pay its counsel's fees and expenses. Notwithstanding this arbitration clause, the parties may apply for injunctive relief to any court with jurisdiction.

4.2. You understand that each party's promise to resolve claims by arbitration in accordance with the provisions of this Agreement, rather than through the courts, is consideration for the other party's like promise.

5.       MISCELLANEOUS PROVISIONS

         This Agreement and the Supplemental Agreements represent the entire agreement among you, the Company and the other members of the Group relating to your employment and the additional matters provided for herein and therein. This Agreement may be amended or altered only in a writing signed by you and the Company.

         This agreement shall be construed and interpreted in accordance with the laws of the State of Delaware. Each provision of this Agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable it and the other provisions shall continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this Agreement.

Sincerely,

ASIAINFO HOLDINGS, INC.

By:   James Ding
      _________________________
      Name:  James Ding
      Title: Chairman of the Board

I agree to and accept the terms and conditions of this Agreement.

JAMES LI

James Li
_______________________________

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                                   APPENDIX I
                     CONFIDENTIAL INFORMATION AND INVENTIONS

     For purposes of this Appendix, the "Company" means AsiaInfo Holdings, Inc., a Delaware corporation, and the "Group" means the Company and any direct or indirect subsidiary of the Company.

1.   Confidential Information.

     (a) Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company or the benefit of the Group, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information (as hereafter defined). I understand that "Confidential Information" means any proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company and/or any other member of the Group on whom I called or with whom I became acquainted during the term of my employment), partners, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, yield data, equipment modifications, pricing, marketing, finances or other business information of the Group disclosed to me by or obtained by me from the Company and/or any other member of the Group either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

     (b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company and/or any other member of the Group any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. I agree to indemnify the Company and/or any other member of the Group and hold it or them harmless from all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs of litigation, arising out of or in connection with any violation or claimed violation of a third party's rights resulting from any use by the Company and/or any other member of the Group of such proprietary information or trade secrets improperly used or disclosed by me.

     (c) Third Party Information. I recognize that the Company and other members of the Group have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part or the part of other members of the Group to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

2.   Inventions.

     (a) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, processes, copyright works, know-how, any other work's information or matter which gives rise or may give rise to any intellectual property of whatsoever nature, whether or not patentable or registrable under any law of any country, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as "Inventions"), except as provided in Section 2(e) below. I acknowledge that the Company, or its designee, has the absolute title, right or interest in and to any and all original inventions or works of authorship which are made by me, as an employee, (solely or jointly with others) within the scope of and during the period of my employment with the Company. I understand and agree that the decision

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whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company' sole discretion and for the sole benefit of the Company and/or any other member of the Group, and that no royalty will be due to me as a result of the Company's efforts (or the efforts of any member of the Group) to commercialize or market any such Invention.

     (b) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

     (c) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's (or its designee's) rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of my employment with the Group for any reason. If the Company or its designee is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

3.   Returning Company Documents.

     I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company and/or any other member of the Group.